EXHIBIT 99.1

Press Release Dated November 6, 2019

Geron Corporation Reports Third Quarter 2019 Financial Results and Recent Events

MENLO PARK, Calif., November 6, 2019 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the third quarter and year-to-date as of September 30, 2019 as well as recent events. The Company ended the third quarter with $159.3 million in cash and marketable securities.

“Geron has continued to execute on its 2019 development plans,” said John A. Scarlett, M.D., Chairman and Chief Executive Officer. “In the third quarter, we completed the transition of the imetelstat program back to Geron, and we announced that the FDA granted Fast Track designation to imetelstat in relapsed/refractory myelofibrosis. In October, we announced the first patient dosed in the IMerge Phase 3 trial, and we are currently focused on patient recruitment and enrollment. Another priority is to prepare for an End of Phase 2 meeting with the FDA to discuss potential late-stage development of imetelstat in relapsed/refractory MF. All of these activities support the development of imetelstat as a potential treatment to address unmet medical needs in hematologic myeloid malignancies.”

IMerge Phase 3 Clinical Trial – First Patient Dosed

In August 2019, Geron opened the IMerge Phase 3 clinical trial for screening and enrollment. On October 10, 2019, the Company announced that the first patient was dosed in the IMerge Phase 3 clinical trial.

IMerge is a two-part Phase 2/3 clinical trial of imetelstat in transfusion dependent patients with lower risk MDS who are relapsed/refractory to erythropoiesis-stimulating agents (ESAs). The primary endpoint is 8-week TI rate, which is defined as the proportion of patients achieving transfusion independence during any consecutive eight weeks since entry into the trial. Key secondary endpoints include the rate of transfusion independence lasting at least 24 weeks, or 24-week TI rate, durability of transfusion independence and the amount and relative change in transfusions.

The IMerge Phase 3 clinical trial is planned to enroll approximately 170 patients in a randomized, double-blind, placebo-controlled clinical trial to test the hypothesis that imetelstat improves the rate of red blood cell transfusion independence (TI). A target patient population of non-del(5q) lower risk MDS patients who are naïve to treatment with hypomethylating agents (HMAs) and lenalidomide was identified in Part 1 of IMerge, or the Phase 2 portion, and will be enrolled in the Phase 3. The trial is planned to be conducted at multiple medical centers globally, including North America, Europe, Middle East and Asia.

Phase 2 data from Part 1 of IMerge reported earlier this year suggested meaningful and durable transfusion independence, as well as potential disease-modifying activity and transfusion independence across different MDS patient subgroups, potentially achievable with imetelstat treatment. Many key aspects from Part 1 of IMerge remain the same for the Phase 3, including the primary and secondary endpoints, the dose and schedule of imetelstat administration, the target patient population, and a majority of the clinical sites that participated in the Phase 2.

Based upon current planning assumptions, Geron expects top-line results for the IMerge Phase 3 clinical trial to be available by mid-year 2022.

Completed Transition of Imetelstat Program Back to Geron

As of the end of September 2019, the transition of the imetelstat program back to Geron has been completed, including the transfer of the remaining non-clinical, manufacturing and ex-U.S. clinical and regulatory responsibilities from Janssen Biotech, Inc. (Janssen). Geron is now the sponsor of both the IMbark and IMerge clinical trials in all countries.

In June 2019, Geron entered into a Clinical Supply Agreement with Janssen to purchase certain inventories of drug product, drug substance and raw materials for imetelstat manufacturing. The delivery and testing of materials under the Clinical Supply Agreement is expected to be completed by the end of December 2019 with payment to Janssen to occur in the first quarter of 2020.

Fast Track Designation – Relapsed/Refractory Myelofibrosis (MF)

On September 30, 2019, Geron announced that the United States Food and Drug Administration (FDA) granted Fast Track designation to imetelstat for the treatment of adult patients with Intermediate-2 or High-risk MF whose disease has relapsed after or is refractory to janus kinase (JAK) inhibitor treatment, or relapsed/refractory MF. The Fast Track designation includes patients with primary MF and MF developed after essential thrombocythemia or polycythemia vera. This is the same patient population that was studied in Geron’s IMbark Phase 2 clinical trial. There are currently no marketed drugs specifically approved for relapsed/refractory MF, representing a significant unmet medical need. Geron plans to conduct an End of Phase 2 meeting with the FDA by the end of the first quarter of 2020, and will subsequently provide a decision regarding potential late-stage development of imetelstat in relapsed/refractory MF.

The FDA's Fast Track Program is designed to facilitate the development and expedite the review of new drugs that are intended to treat serious conditions and supported by data that demonstrate the potential to address an unmet medical need. Fast Track designation provides opportunities for frequent interactions with FDA review staff, including meetings to discuss the drug's development plan and to ensure the collection of appropriate data needed to support approval. Through the Fast Track Program, a product candidate may be eligible for priority review, if supported by the clinical data, and for the ability to submit completed sections of a New Drug Application (NDA) on a rolling basis as data become available prior to completion of the full application.

Third Quarter and Year-to-Date 2019 Results

For the third quarter of 2019, the Company reported a net loss of $15.2 million, or $0.08 per share, compared to $5.6 million, or $0.03 per share, for the third quarter of 2018. Net loss for the first nine months of 2019 was $39.5 million, or $0.21 per share, compared to $19.7 million, or $0.11 per share, for the first nine months of 2018.

Revenues for the three and nine months ended September 30, 2019 were $131,000 and $289,000, respectively, compared to $165,000 and $691,000 for the same periods in 2018. Revenues for the three and nine months ended September 30, 2019 and 2018 included royalty and license fee revenues under various non-imetelstat license agreements. The decline in revenues reflects a reduction in the number of active research license agreements in 2019 related to the Company’s human telomerase reverse transcriptase, or hTERT, technology as a result of patent expirations on the underlying technology.

Total operating expenses for the three and nine months ended September 30, 2019 were $16.1 million and $42.8 million, respectively, compared to $7.0 million and $22.2 million for the same periods in 2018. Research and development expenses for the three and nine months ended September 30, 2019 were $11.1 million and $27.1 million, respectively, compared to $2.7 million and $8.4 million for the same periods in 2018. The increase in research and development expenses, compared to the same periods in 2018, primarily reflects costs for the transition of the imetelstat program, including resuming sponsorship of the ongoing imetelstat clinical trials; expenses for start-up activities for the IMerge Phase 3 clinical trial; and higher personnel-related costs for the expanding development team. General and administrative expenses for the three and nine months ended September 30, 2019 were $5.0 million and $15.6 million, respectively, compared to $4.3 million and $13.8 million for the same periods in 2018. The increase in general and administrative expenses, compared to the same periods in 2018, primarily reflects higher corporate and patent legal costs and increased personnel-related expenses for additional headcount to support the development organization.

Interest and other income for the three and nine months ended September 30, 2019 was $1.0 million and $3.3 million, respectively, compared to $1.1 million and $2.2 million for the same periods in 2018. The overall increase in interest and other income, compared to 2018, primarily reflects higher yields on the Company’s increased marketable securities portfolio.

The Company ended the third quarter of 2019 with $159.3 million in cash and marketable securities. Since May 2019, the Company has raised cumulative net cash proceeds of approximately $19.3 million from the sales of an aggregate of 13,214,867 shares of common stock under an At Market Issuance Sales Agreement, after deducting sales commissions and other offering expenses payable by Geron. The Company expects these net cash proceeds to provide additional financial flexibility as it advances the imetelstat development program. The funds will support future development costs, including the IMerge Phase 3 clinical trial.

2019 Financial Guidance Reaffirmed

For fiscal year 2019, the Company expects total operating expenses to range from $80 to $85 million, of which approximately $20 to $25 million represents one-time costs that include imetelstat program transition activities from Janssen to Geron and purchase of drug product, drug substance and raw materials from Janssen to supply the IMerge Phase 3 trial and prepare for new drug manufacturing. In the third quarter of 2019, the Company completed the transition of the imetelstat program from Janssen.

As of October 31, 2019, the Company had 42 employees, and plans to grow to a total of approximately 45 to 50 employees by year-end 2019, of whom half will be research and development personnel.

Conference Call

Geron will host a conference call to discuss third quarter and year-to-date financial results as well as recent events at 8:00 a.m. ET on Thursday, November 7, 2019.

Participants may access the conference call live via telephone by dialing domestically +1 (866) 393-4306 or internationally +1 (734) 385-2616. The conference ID is 2929819. A live, listen-only webcast will also be available on the Company’s website at www.geron.com/investors/events. If you are unable to listen to the live call, an archived webcast will be available on the Company’s website for 30 days.

About Imetelstat

Imetelstat is a novel, first-in-class telomerase inhibitor exclusively owned by Geron and being developed in hematologic myeloid malignancies. Early clinical data suggest imetelstat may have disease-modifying activity through the suppression of malignant progenitor cell clone proliferation, which allows potential recovery of normal hematopoiesis. Ongoing clinical studies of imetelstat consist of IMerge, a Phase 2/3 trial in lower risk myelodysplastic syndromes (MDS), and IMbark, a Phase 2 trial in Intermediate-2 or High-risk myelofibrosis (MF). Imetelstat has been granted Fast Track designation by the United States Food and Drug Administration for both the treatment of patients with non-del(5q) lower risk MDS who are refractory or resistant to an erythropoiesis-stimulating agent and for patients with Intermediate-2 or High-risk MF whose disease has relapsed after or is refractory to janus kinase (JAK) inhibitor treatment.

About Geron

Geron is a late-stage clinical biopharmaceutical company focused on the development and potential commercialization of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such statements, include, without limitation, those regarding: (i) that top-line results from the IMerge Phase 3 clinical trial will be available by mid-year 2022; (ii) that recently reported Phase 2 IMerge data suggested meaningful and durable transfusion independence, potential disease-modifying activity, and transfusion independence across different MDS patient subgroups potentially achievable with imetelstat treatment; (iii) Geron’s plan to conduct an End of Phase 2 meeting with the FDA by the end of the first quarter of 2020 and to subsequently provide a decision regarding potential late-stage development of imetelstat in relapsed/refractory MF; (iv) that the IMerge Phase 3 clinical trial is planned to enroll approximately 170 patients and is planned to be conducted at multiple medical centers globally; (v) that the Company expects its 2019 operating expenses to be $80 to $85 million; (vi) that the Company expects delivery and testing of materials under the Clinical Supply Agreement to be completed by the end of 2019; (vii) that the Company expects to grow to 45 to 50 employees by year-end 2019; (viii) that imetelstat may have disease-modifying activity; and (ix) other statements that are not historical facts, constitute forward looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) whether the Company overcomes all the clinical, safety, efficacy, technical, scientific, intellectual property, manufacturing and regulatory challenges to enable the availability of top-line results from the IMerge Phase 3 clinical trial by mid-year 2022; (ii) whether regulatory authorities permit the further development of imetelstat on a timely basis, or at all, without any clinical holds; (iii) whether imetelstat is demonstrated to be safe and efficacious in clinical trials; (iv) whether any future efficacy or safety results may cause the benefit-risk profile of imetelstat to become unacceptable; (v) whether the testing and delivery of materials under the Clinical Supply Agreement actually occur by the end of 2019; (vi) whether there are unexpected operating expenses or events that cause the $80 to $85 million 2019 financial guidance to be revised; (vii) whether the Company is able to hire the employees to grow to 45 to 50 by the end of 2019; (viii) whether imetelstat actually demonstrates disease-modifying activity in patients; (ix) whether Geron may not be able to prepare timely for an End of Phase 2 meeting by the end of the first quarter of 2020, or at all; and (x) whether imetelstat has adequate patent protection and freedom to operate. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s quarterly report on Form 10-Q for the quarter ended September 30, 2019. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2019	2018	2019	2018
Revenues:
License fees and royalties	$131	$165	$289	$691

Operating expenses:
Research and development	11,109	2,707	27,149	8,351
General and administrative	4,994	4,263	15,637	13,824
Total operating expenses	16,103	6,970	42,786	22,175
Loss from operations	(15,972)	(6,805)	(42,497)	(21,484)

Interest and other income	1,021	1,060	3,296	2,171
Change in fair value of equity investment	(195)	205	(195)	(270)
Other expense	(34)	(57)	(82)	(134)
Net loss	$(15,180)	$(5,597)	$(39,478)	$(19,717)

Basic and diluted net loss per share:
Net loss per share	$(0.08)	$(0.03)	$(0.21)	$(0.11)
Shares used in computing net loss per share	189,123,647	184,301,986	187,367,621	173,187,753

CONDENSED BALANCE SHEETS

	September 30,	December 31,
(In thousands)	2019	2018
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$21,021	$10,844
Current marketable securities	117,860	152,714
Other current assets	3,240	2,500
Total current assets	142,121	166,058

Noncurrent marketable securities	20,404	18,582
Property and equipment, net	348	59
Other assets	1,381	585
	$164,254	$185,284

Current liabilities	$11,862	$7,551
Stockholders’ equity	152,392	177,733
	$164,254	$185,284

Note 1:	Derived from audited financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2018.

CONTACT:

Suzanne Messere
Investor and Media Relations
investor@geron.com
media@geron.com

CG Capital
877-889-1972